EXHIBIT 5.1

Quarles & Brady LLP

411 East Wisconsin Avenue

Milwaukee, Wisconsin 53202-4497

September 29, 2003

Bank Mutual Corporation

4949 West Brown Deer Road

Milwaukee WI 53223

Ladies and Gentlemen:

We are providing this opinion in connection with a Registration Statement of Bank Mutual Corporation, a Wisconsin corporation, on Form S-1 (the “Registration Statement”) filed under the Securities Act of 1933, as amended (the “Act”), pursuant to Rule 462(b) under the Act with respect to the proposed issuance of additional shares of Bank Mutual Corporation common stock, $.01 par value (the “Shares”), pursuant to the Plan of Restructuring of Bank Mutual Bancorp, MHC and Bank Mutual Corporation, dated as of April 21, 2003, as amended and restated on July 7, 2003 (the “Plan”). The Registration Statement is being filed to register additional shares as a result of a revised appraisal dated as of September 25, 2003 conducted in connection with the Plan.

We have examined: (i) the Registration Statement; (ii) Bank Mutual Corporation’s Articles of Incorporation and Bylaws; (iii) the Plan; (iv) corporate proceedings of Bank Mutual Corporation relating to the Plan and the transactions contemplated thereby; and (v) such other documents, and such matters of law, as we have deemed necessary in order to render this opinion. In addition, we assume the receipt from the Office of Thrift Supervision (“OTS”), of its approval for the conversion transaction provided in the Plan, as revised to reflect the offering of additional shares based upon the new appraisal. Based on the foregoing, it is our opinion that:

1.	Bank Mutual Corporation is a corporation duly incorporated and validly existing under the laws of the State of Wisconsin.

2.	When (a) the Registration Statement, and any amendments thereto (including post-effective amendments), shall have become effective under the Act, (b) the Plan duly approved by the shareholders of Bank Mutual Corporation and the members of Bank Mutual Bancorp MHC, as contemplated therein and in the Registration Statement, (c) the parties shall have received all necessary OTS and other regulatory approvals required to consummate the transactions provided in the Plan, (d) the conversion provided in the Plan shall have been duly consummated in accordance with the terms of the Plan, (e) the Conversion, as described in the Prospectus shall

Bank Mutual Corporation

September 29, 2003

have occurred and (f) up to 10,603,581 Shares (in addition to those which have previously been registered on Registration Statement No. 333-105685) have been issued in accordance with the provisions of the Plan, such Shares will have been validly issued and will be fully paid and nonassessable. These shares will be subject to the personal liability imposed on shareholders by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts owing to employees for services performed, but not exceeding six months service in any one case.

We call your attention to the fact that Quarles & Brady LLP attorneys providing services in connection with the transactions contemplated by the Registration Statement owned an aggregate of approximately 2,020 shares of Bank Mutual Corporation common stock on June 30, 2003, and that attorneys in the firm were subscribers in the offering contemplated by the Plan.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Opinions” in the Prospectus constituting a part thereof. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Act, or that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

QUARLES & BRADY LLP